Exhibit 4.7

STOCK PURCHASE AGREEMENT

by and among

WATERFORD WEDGWOOD PLC,

BALLYGUNNER HOLDINGS

and

SEB SA

related to the purchase of 100% of the

common stock of All-Clad USA, Inc.

May 28, 2004

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF THE SHARES
	1.1	Sale of the Shares.
	1.2	Purchase Price; Method of Payment.
	1.3	Purchase Price Adjustment.
	1.4	Allocation of Purchase Price.

2.	CLOSING
	2.1	The Closing.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS
	3.1	Organization and Corporate Power.
	3.2	Authorization.
	3.3	Financial Statements.
	3.4	Absence of Undisclosed Liabilities.
	3.5	Absence of Certain Developments.
	3.6	Real Property.
	3.7	Tangible Personal Property.
	3.8	Inventories and Supplies.
	3.9	Intellectual Property Rights.
	3.10	Accounts and Notes Receivable.
	3.11	Outstanding Capital Stock.
	3.12	Options or Other Rights.
	3.13	Title to Shares.
	3.14	Compliance with Laws.
	3.15	No Breach.
	3.16	Litigation.
	3.17	Material and Affiliated Contracts.
	3.18	Licenses and Permits.
	3.19	Labor Matters.
	3.20	Certificate of Incorporation and Bylaws.
	3.21	Tax Matters.
	3.22	Environmental Matters.
	3.23	Workmen’s Compensation.
	3.24	Insurance.
	3.25	Employee Benefit Plans.
	3.26	Termination of Business Relationships.
	3.27	Completeness of Disclosure.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER
	4.1	Organization and Corporate Power.
	4.2	Authorization.
	4.3	No Breach.
	4.4	No Investigation.
	4.5	Buyer’s Financing.
	4.6	Securities Act of 1933.

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	4.7	WARN Act.

5.	COVENANTS AND AGREEMENTS
	5.1	Preservation of Business.
	5.2	Negative Covenants of Sellers.
	5.3	Sellers Tax Matters.
	5.4	Buyer Tax Matters.
	5.5	Sales Taxes.
	5.6	Intercompany Accounts.
	5.7	Anti-Sandbag.
	5.8	Best Efforts and Certain Filings.
	5.9	Supplements to Schedules.
	5.10	Confidentiality.
	5.11	Third-Party Consents.
	5.12	Shareholder Meeting.
	5.13	Non-Competition.

6.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS
	6.1	Representations and Covenants.
	6.2	Closing Certificate.
	6.3	Injunction.
	6.4	Governmental Authority.
	6.5	Delivery of Purchase Price.
	6.6	Shareholder Approval.

7.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
	7.1	Representations and Covenants.
	7.2	Closing Certificate.
	7.3	Legal Opinion.
	7.4	Injunction.
	7.5	Governmental Authority.
	7.6	No Loss.
	7.7	Shareholder Approval.

8.	INDEMNIFICATION
	8.1	Indemnity of Sellers.
	8.2	Indemnity of Buyer.
	8.3	Mitigation.
	8.4	Matters Involving Third Parties.
	8.5	Indemnification Payment.

9.	MISCELLANEOUS
	9.1	Expenses.
	9.2	Brokers.
	9.3	Access to the Company’s Properties.
	9.4	Books and Records.

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9.5	Notices.
9.6	Successors and Assigns.
9.7	Entire Agreement and Modification.
9.8	Termination of Buyer’s Rights.
9.9	Termination of Sellers’ Rights.
9.10	Other Termination.
9.11	Survival of Representations, Covenants and Warranties.
9.12	Section and Other Headings.
9.13	Governing Law.
9.14	Counterparts.
9.15	Further Assurances.
9.16	Severability.
9.17	Confidentiality.
9.18	No Third Party Beneficiaries.
9.19	Consent to Jurisdiction.
9.20	Specific Performance.
9.21	Construction.
9.22	Definition of Knowledge.

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of May 28, 2004, by and among WATERFORD WEDGWOOD PLC, a company organized under the laws of the Republic of Ireland (“Waterford”) and BALLYGUNNER HOLDINGS, a company organized under the laws of the Republic of Ireland (“Ballygunner” and together with Waterford, the “Sellers” and each a “Seller”) and SEB SA, a company organized under the laws of France (“Buyer”).

WITNESSETH:

WHEREAS, Waterford owns beneficially and of record all of the issued and outstanding shares of capital stock of Ballygunner; and

WHEREAS, Ballygunner owns beneficially and of record all of the issued and outstanding shares of capital stock of All-Clad USA, Inc., a Delaware corporation (“Holdings”); and

WHEREAS, Holdings owns, directly or indirectly, all of the equity interests of those entities set forth on Schedule A attached hereto (each such entity, including Holdings, are sometimes referred to herein singly as a “Company” and collectively as “All-Clad”); and

WHEREAS, All-Clad is a premium quality manufacturer and distributor of branded professional cookware, kitchen tools, kitchen electrics and other cooking products (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding common stock of Holdings (the “Shares”); and

WHEREAS, Waterford is acting in the best interests of its shareholders in entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             PURCHASE AND SALE OF THE SHARES

1.1           Sale of the Shares.

(a)           Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 2.1 hereof), Ballygunner shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Ballygunner, the Shares, at the time, in the manner and for the consideration hereinafter set forth.

(b)           At the Closing, Ballygunner shall deliver to Buyer a stock certificate representing all of the Shares, duly endorsed in blank or accompanied by stock powers executed in blank, in proper form for transfer, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien, except for any of the foregoing imposed by Buyer (collectively “Liens”).  Buyer acknowledges that, as of the date of this Agreement, all of the assets of All-Clad and all of the shares of capital stock issued by All-Clad are subject to a security interest pursuant to those agreements set forth on Schedule 1.1(b) (the “All-Clad Liens”).  The All-Clad Liens shall be terminated immediately prior to Closing.  Buyer agrees that the existence of the All-Clad Liens at any and all times prior to Closing shall not be a breach of any representation, warranty or covenant of this Agreement, notwithstanding any other term of this Agreement.

1.2           Purchase Price; Method of Payment.

As total consideration for the purchase of the Shares, Buyer shall pay, in accordance with the terms of this Section 1.2, the sum of US$250 million minus the amount loaned by Buyer to All-Clad, for the purpose of satisfying the WWL S.a.r.l Loan, pursuant to Section 5.6(c) (the “Purchase Price”).  The Purchase Price shall be paid by Buyer to Sellers at Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers to Buyer.

1.3           Purchase Price Adjustment.

(a)           On the Closing Date, the Sellers shall deliver to the Buyers a consolidated estimated balance sheet of All-Clad as of the Closing Date (the “Estimated Closing Balance Sheet”) and an estimated statement of net assets as of the Closing Date derived from the Estimated Closing Balance Sheet (the “Estimated Statement of Net Assets”).  The Estimated Closing Balance Sheet and the Estimated Statement of Net Assets shall be prepared in accordance with United States generally acceptable accounting principles (“GAAP”) and using the accounting principles, policies and practices used by All-Clad in the preparation of its financial statements for the fiscal year ended March 31, 2004 (the “Historical Financials”) so long as such Historical Financials are not inconsistent with GAAP.  The Estimated Statement of Net Assets and Estimated Closing Balance Sheet shall be prepared by the Sellers verifying that the Net Book Value (as defined below) of All-Clad on a consolidated basis equals at least Thirty Four Million Three Hundred Thousand Dollars ($35,300,000) (the “Target Asset Level”).  “Net Book Value” shall mean, the total value of All-Clad’s assets, on a consolidated basis, minus the total liabilities (including, but not limited to accounts payable, liabilities for payroll and incentives and any other liability of All-Clad) reflected on the Closing Balance Sheet.  By way of illustration, Schedule 1.3(a), sets forth the pro forma “statement of net assets” as of June 30, 2004.  The amount by which the Net Book Value of All-Clad as shown on the Estimated Statement of Net Assets (the “Estimated Net Book Value”) differs from the Target Asset Level shall be the “Initial Purchase Price Adjustment Amount.”

(b)           The Initial Purchase Price Adjustment Amount shall be applied on the Closing Date.  If the Initial Purchase Price Adjustment Amount is negative (i.e., the Net Book Value of All-Clad, as shown on the Estimated Statement of Net Assets is less than the Target Asset Level), the consideration paid to the Sellers pursuant to Section 1.2 shall be reduced by an amount equal to the Initial Purchase Price Adjustment Amount.  If the Initial Purchase Price Adjustment Amount is positive, the consideration paid to the Sellers pursuant to Section 1.2 shall be increased by an amount equal to the Initial Purchase Price Adjustment Amount.

(c)           As promptly as practical, and in any event not more than sixty (60) calendar days after the Closing Date, the Sellers shall deliver to the Buyer a consolidated balance sheet of All-Clad as of the Closing Date (the “Closing Balance Sheet”) and a statement of net assets as of the Closing Date derived from the Closing Balance Sheet (the “Statement of Net Assets”) showing the actual Net Book Value of All-Clad as of the Closing Date (the “Actual Net Book Value”).  The Closing Balance Sheet and the Statement of Net Assets shall be prepared in accordance with generally acceptable accounting principles of the applicable jurisdictions and using the accounting principles, policies and practices used by All-Clad in the preparation of their Historical Financials so long as such practices are not inconsistent with GAAP.  The Actual Net Book Value shall then be compared to the Estimated Net Book Value.  The amount by which the Actual Net Book Value (as determined by subsections (d) and (e) below) differs from the Estimated Net Book Value shall be the “Final Purchase Price Adjustment Amount.”

(d)           The Buyer shall have a period of sixty (60) calendar days after their receipt of the Statement of Net Assets (the “Review Period”) to raise any objection to Sellers’ determination of the Actual Net Book Value.  Any such objection shall be made in writing (the “Notice of Disagreement”) to Sellers prior to the end of the Review Period.  Any Notice of Disagreement shall specify in reasonable detail the nature and amount of such disagreement so asserted.  Any Notice of Disagreement which does not make a good faith claim for an aggregate adjustment of more than $25,000.00 shall not be valid and will be of no force and effect.  In the event that the Buyer objects, within the Review Period, to Sellers’ determination of the Actual Net Book Value, the Sellers and the Buyer shall negotiate among themselves for the fifteen (15) day calendar period following receipt by Sellers of the Notice of Disagreement.  If no resolution is reached within the 15 calendar day period, Buyer and the Sellers shall submit the dispute to a mutually acceptable national independent accounting firm in the United States (the “Independent Accountants”), and the decision of the Independent Accountants shall be conclusive and binding on the parties (the “Final Determination”).  The Independent Accountants making the Final Determination shall act as an arbitrator and will review any and all matters which remain in dispute and were properly included in the Notice of Disagreement.  Such accounting firm shall deliver the Final Determination to the parties as soon as practicable following the selection of the accounting firm.  In the event the Parties submit any unresolved objections to the Independent Accountants for Final Determination, the Buyer and the Sellers will share responsibility for the fees and expenses of the Independent Accountants as follows:  (i) if the Independent Accountants resolve all of the remaining objections in favor of the Buyer (the Net Book Value so determined is referred to herein as the “Low Value”), the Sellers will be responsible for all of the fees and expenses of the Independent Accountants; (ii) if the Independent Accountants resolve all of the remaining objections in favor of the Sellers (the Net Book Value so determined is referred to herein as the “High Value”), the Buyer will be responsible for all of the fees and expenses of the Independent Accountants; and (iii) if the Independent Accountants resolve some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Sellers (the Net Book Value so determined is referred to herein as the “Actual Value”), the Sellers will be responsible for that fraction of the fees and expenses of the Independent Accountants equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Buyer will be responsible for the remainder of the fees and expenses.  Except for the fees and expenses of the Independent Accountants, each of the Buyer and Sellers shall be responsible for their own expenses incurred in connection with this Section 1.3.

(e)           The Final Purchase Price Adjustment Amount shall be made or delivered to the appropriate Party within five (5) business days of the earlier to occur of (i) the Final Determination of the Actual Net Book Value in accordance with Sections 1.3(c) and (d), (ii) the agreement of Buyer and the Sellers as to the final calculation of the Actual Net Book Value and (iii) the Buyer’s acceptance of Sellers’ calculation of the Actual Net Book Value.  If the Final Purchase Price Adjustment Amount is negative (i.e., the Actual Net Book Value of Holdings as determined in accordance with Section 1.3(c) and (d) above is less than the Estimated Net Book Value), the Sellers shall deliver to Buyer the Final Purchase Price Adjustment Amount in immediately available funds within five (5) business days of the determination made in the first sentence of this Section 1.3(e).  If the Final Purchase Price Adjustment Amount is positive, the Buyer shall deliver to the Sellers the Final Purchase Price

Adjustment Amount in immediately available funds within five (5) business days of the determination made in the first sentence of this section 1.3(e).

(f)            Notwithstanding the above, no purchase price adjustment shall be made unless the Net Book Value of All-Clad differs from the Target Asset Level by more than $1,000,000 and then only to extent of any amount in excess of such $1,000,000 difference.

1.4           Allocation of Purchase Price.

The parties shall use commercially reasonable efforts to agree upon an allocation of the Purchase Price prior to the Closing.  The parties agree that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any way inconsistent with such allocation.  The agreement on the allocation of the Purchase Price shall not be a condition to the Closing.

2.             CLOSING

2.1           The Closing.

(a)           Unless this Agreement shall have been terminated pursuant to Sections 9.8, 9.9 or 9.10  and subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7, the closing (“Closing”) of the sale and purchase of the Shares contemplated hereby shall take place at a mutually agreed upon place on the date that is 60 days following the date of this Agreement (provided, that if the required Waterford shareholder approval is not obtained by the end of such 60-day period, Sellers shall have one right to extend such 60-day period an additional 60 days) or, if earlier, the later of the (i) date that is five business days after the date of expiration or early termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and (ii) date that is three business days following the date that Waterford obtains shareholder approval of the transactions contemplated by this Agreement, or on such other date and such other place as the parties may agree, but not later than 60 days after the date of this Agreement.  The day of closing is referred to hereinafter as the “Closing Date.”

(b)           In addition to the delivery of the stock certificate representing all of the Shares by Ballygunner pursuant to Section 1.1(b), and the closing payments to be made by Buyer pursuant to Section 1.2, at the Closing, Sellers shall make available to Buyer the written resignations (which resignations shall include a general release reasonably acceptable to the parties) of all the directors and those officers set forth on Schedule 2.1(b) of each Company effective as of the Closing.

3.             REPRESENTATIONS AND WARRANTIES OF SELLERS

As of the date of this Agreement and as of the Closing Date, the Sellers jointly and severally represent and warrant to Buyer as follows:

3.1           Organization and Corporate Power.

Each Seller and each Company is an organization duly organized, validly existing and in good standing (with respect to each Company only) under the laws of its respective jurisdiction of organization.  Each Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify would have a material adverse effect on the Business as a whole.  Sellers have full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  Each Company has full power and authority to carry on its business as conducted at the present time.  Except with respect to the ownership of another Company, no

Company has any subsidiaries nor does any Company own or have any interest of any nature whatsoever in any shares, debentures or other securities issued by another entity.

3.2           Authorization.

This Agreement has been duly authorized, executed and delivered by Sellers and constitutes a valid and legally binding agreement of Sellers, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3           Financial Statements.

Sellers have previously delivered to Buyer the following financial statements:

(a)           the audited consolidated balance sheet of All-Clad Holdings, Inc. as of March 31, 2003, and the related statements of income and changes in financial position for the respective twelve-month periods then ended; and

(b)           the audited consolidated balance sheet of All-Clad Holdings, Inc. as of March 31, 2004 (the “Latest Balance Sheet”) and the related statement of income and changes in financial position for the twelve-month period then ended.

Except as set forth on Schedule 3.3, each of the foregoing financial statements (including in all cases the notes thereto, if any) fairly presents the financial position of the entities reported on and is consistent with the books and records of such entities and has been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the financial statements referred in (b) above to changes resulting from normal year-end adjustments.

3.4           Absence of Undisclosed Liabilities.

Except as set forth on Schedule 3.4, to the knowledge of Seller, the Companies have no material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than (a) liabilities set forth on the Latest Balance Sheet (including the notes thereto), (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, (c) obligations under contracts or commitments described on any Schedules hereto, and (d) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement.

3.5           Absence of Certain Developments.

Except as expressly contemplated by this Agreement or as set forth on Schedule 3.5, since the date of the Latest Balance Sheet, there has not occurred any of the following events which would be reflected on a consolidated balance sheet (including the notes thereto) of All-Clad Holdings, Inc. as of the Closing Date if such balance sheet was prepared in a manner consistent with the Latest Balance Sheet:

(a)           the issuance of any material notes, bonds or other debt securities or any equity securities;

(b)           the borrowing of any amount of money or the incurring of or becoming subject to any liabilities, except (i) current liabilities incurred in the ordinary course of business, and (ii) liabilities under contracts entered into in the ordinary course of business;

(c)           the discharge or satisfaction of any Lien or the payment of any obligation or liability, other than current liabilities paid in the ordinary course of business;

(d)           the mortgage or pledge of any properties or assets or the subjection of any property or asset to any Lien, except Liens for current taxes not yet due and payable;

(e)           the sale, assignment or transfer of any tangible or intangible assets or the cancellation of any debts or claims except in the ordinary course of business;

(f)            the sale, assignment or transfer of any Intellectual Property Rights;

(g)           any capital expenditures or commitments therefor that aggregate in excess of $250,000 per calendar quarter;

(h)           the adoption or entering into, or the amendment, modification or termination of, any collective bargaining agreement, or Employee Benefit Plan (as such term is defined in Section 3.25 hereof), or the granting of any increase in compensation or the making of any other material change in employment terms for any of its directors, officers or employees outside of the ordinary course of business;

(i)            any theft, damage, destruction or casualty loss exceeding in the aggregate $500,000, whether or not covered by insurance.

3.6           Real Property.

Schedule 3.6 sets forth a complete list and summary description of all real property, leases, subleases and other rights or interests of record in real property and improvements thereon, wherever located, owned, leased, occupied or used by any Company (the “Real Property Interests”), together with a description of the instruments or other documents by which the same were acquired and the recording data applicable thereto.  Sellers have delivered to Buyer true and correct copies of all deeds, leases, subleases, documents of title, title opinions and title insurance policies relating to the Real Property Interests which are in the possession of Sellers or any Company.  Except as set forth on Schedule 3.6 and except for: (a) Liens for current taxes not yet delinquent and other statutory Liens, (b) covenants, conditions and restrictions of record which are not violated by existing uses or improvements and which do not materially interfere with the use of the Real Property Interests and do not adversely affect the merchantability of the title to the Real Property Interests and (c) other title defects which do not materially interfere with the existing use of the Real Property Interests and do not materially adversely affect the merchantability of the title thereto, All-Clad has good and marketable title to the Real Property Interests, free and clear of any Liens.  Except as set forth in Schedule 3.6, to the best of Sellers’ knowledge, each of the Real Property Interests listed and described in Schedule 3.6 is in full force and effect and there is no material default by any Company under any such Real Property Interests.

3.7           Tangible Personal Property.

All-Clad has good title to, or a valid leasehold interest in, all of the equipment, machinery, motor vehicles, furniture and fixtures and other tangible personal property owned or leased by it, free and clear of any Lien, except as set forth in Schedule 3.7 and except for Liens for current taxes not yet delinquent, statutory Liens and Liens which do not materially impair the value of the personal property in question.  All such personal property is sufficient and suitable for the present conduct of the Business as operated by All-Clad.  Each such tangible asset has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

3.8           Inventories and Supplies.

All of the inventories and supplies of All-Clad are reflected on the Latest Balance Sheet at cost or market, whichever is lower.  Such inventory and supplies are of sufficient quality and quantity for the normal operation of the Business as presently operated by All-Clad.

3.9           Intellectual Property Rights.

(a)           The Company has all right, title and interest, free and clear of any Liens to the Intellectual Property Rights (as defined below).  For the purposes of this Agreement, “Intellectual Property Rights” shall mean all patents and reissues, divisions, continuations and extensions of such patents, patents pending and applications for patents, invention disclosures, registered and unregistered trademarks and service marks and applications for such trademarks and service marks, trade names, registered and unregistered copyrights and applications for copyright registration, mask works and applications for mask work registration, all trade secrets, proprietary designs or data and know-how, as archived at All-Clad and presently available and all rights under any licenses, franchises, permits, authorizations, agreements and arrangements with respect to such intellectual property rights.  True, correct and complete copies of all such licenses, franchises, permits, authorizations, agreements and arrangements have been delivered or made available by Sellers to Buyer.  Schedule 3.9(a) describes all of such patents (including a listing of relevant issue dates), patents pending, trademark registration and applications and registered copyrights owned or used by All-Clad.  Except as set forth in Schedule 3.9(a), the Company has full right and power to use such Intellectual Property Rights as necessary to conduct the Business as it is currently conducted by All-Clad.

(b)           There exist no pending or, to knowledge of Sellers, threatened litigation, actions, lawsuits or claims, including without limitation claims of infringement or misappropriation, or other claims material or adverse to the ownership rights of All-Clad with respect to the Intellectual Property Rights.

(c)           All-Clad has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Intellectual Property Rights which are trade secrets or proprietary designs.

3.10         Accounts and Notes Receivable.

As of the Closing Date, all accounts and notes receivable of All-Clad, including, but not limited to those reflected on the Latest Balance Sheet, will represent sales actually made in the ordinary course of All-Clad’s business.

3.11         Outstanding Capital Stock.

The title, number of authorized shares and number of issued and outstanding shares of each class of capital stock of each Company and the persons or entities owning the outstanding shares of each such class of capital stock are set forth on Schedule 3.11.  No other class of capital stock of any Company is authorized or outstanding.  All of the issued and outstanding shares of each Company, including the Shares, are duly authorized and are validly issued, fully paid and nonassessable and none of such shares have been issued in violation of any preemptive rights of shareholders.  The Shares constitute all of the issued and outstanding shares of capital stock of Holdings.

3.12         Options or Other Rights.

There is no outstanding right, subscription, warrant, call, unsatisfied preemptive rights, option or other agreement of any kind to purchase or otherwise to receive from any Company or Sellers any shares of the capital stock or any other security of any Company, and there is no outstanding security of any kind convertible into such capital stock.

3.13         Title to Shares.

Ballygunner owns and holds beneficially and of record all of the Shares and, upon delivery of and payment for such Shares as herein provided, the Buyer will acquire good and valid title thereto, free and clear of any Lien.

3.14         Compliance with Laws.

Except as set forth on Schedule 3.14, All-Clad has complied in all material respects with all laws, statutes, rules, regulations, orders of, and has secured all necessary permits and authorizations and licenses issued by, federal, state, local and foreign agencies and authorities, applicable to the Business, the violation of which (or, in the case of necessary permits, authorizations or licenses, the failure to secure) would have a material adverse effect on the Business as a whole.

3.15         No Breach.

Except as set forth on Schedule 3.15, neither the execution and delivery of this Agreement by the Sellers nor the consummation of the transactions contemplated hereby by the Sellers, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the charter documents or Bylaws (or other documents of similar effect) of the Sellers or any Company, nor (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement, understanding, arrangement, indenture, contract, lease, sublease, loan agreement, note, restriction, obligation or liability to which the Sellers or any Company is a party or by which they are bound or to which their respective assets are subject (for purposes of this Section 3.15, individually, an “Instrument” and collectively, the “Instruments”), nor (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to which the Sellers or any Company is a party, nor (iv) result in the creation of any Lien on the assets, capital stock or properties of any Company, nor (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which any Company or any of their assets or properties are subject; nor (vi) require any Seller or any Company to give notice to, or obtain an authorization, approval or consent of, or make a filing with, any foreign, federal, state, county, local or other governmental or regulatory body, other than those previously given, made or obtained in each case which would cause a material adverse effect on All-Clad as a whole.

3.16         Litigation.

Except as disclosed in Schedule 3.16, there are no actions, suits or proceedings at law or in equity, arbitration proceedings, or claims, demands or investigations, pending or, to Sellers’ knowledge, threatened against or involving All-Clad, including any proceedings by or before any governmental board, department, commission, bureau, instrumentality or agency.  No Company is in violation of any material order, decree or judgment of any court, arbitration tribunal or governmental board, department, commission, bureau, instrumentality or agency.

3.17         Material and Affiliated Contracts.

Schedule 3.17 sets forth all other (i.e., not identified on one or more of the foregoing Schedules hereto) oral and written contracts which any Company is a party or to which any Company’s assets or properties is bound or subject (a) having an annual cost to such Company of $200,000 or more, (b) under which such Company is entitled to receive $200,000 or more annually, (c) covering indebtedness of such Company in the principal amount of $200,000 or more, (d) covering the employment of any employee of such Company where the annual salary required is $200,000 or more, or (e) which obligates such Company to act as a guarantor irrespective of the amount involved.  There are no contracts, agreements, purchase orders, commitments, leases, agreements, including loan arrangements, between any Company and any of its respective officers, directors or shareholders, or any related or affiliated person, corporation or other entity, except as set forth on Schedule 3.17.  All such contracts and agreements are in full force and effect.  No event has occurred relating to a Company and, to Sellers’ knowledge, relating to any third party, that would reasonably be expected to constitute a material default under any such contract.  All the contracts are enforceable against such Company and, to Sellers’ knowledge, enforceable against the other parties to such contracts in accordance with their respective terms.

3.18         Licenses and Permits.

All-Clad has all material licenses, permits and other authorizations from federal, state, local and other governmental or administrative authorities necessary for the conduct of the Business.  Except as set forth in Schedule 3.18, (a) each of said permits, licenses and other authorizations is in full force and effect, (b) All-Clad is in substantial compliance with the terms, provisions and conditions thereof, and (c) there are no outstanding violations, notices of noncompliance, judgments, consent decrees, agreed orders or judicial or administrative action(s) or proceeding(s) affecting any of said permits, licenses and other authorizations.

3.19         Labor Matters.

Except as set forth on Schedule 3.19, no union is certified as collective bargaining agent to represent any employee of All-Clad.  Except as set forth in Schedule 3.19, All-Clad is in material compliance with all applicable laws pertaining to employment and employment practices, terms and conditions of employment, and wages and hours.  Except as set forth on

Schedule 3.19, All-Clad is not (a) a party to, involved in or, to Sellers’ knowledge, threatened by any labor dispute, unfair labor practice charge, labor arbitration proceeding or grievance proceeding, (b) currently negotiating any collective bargaining agreement or (c) aware of any threatened strike or filing by any employee or employee group seeking recognition as a collective bargaining representative or unit.

3.20         Certificate of Incorporation and Bylaws.

True and complete copies of the charter documents and bylaws of each Company (and all amendments thereto at any time prior to the date of this Agreement), and their respective minute books have been provided to Buyer.  The minute book of each Company contains true and complete originals or copies of all minutes of meetings of and actions by the stockholders, Boards of Directors of such Company.

3.21         Tax Matters.

Except as set forth on Schedule 3.21 attached hereto:

(a)           All-Clad (i) has filed or caused to be filed all tax returns which it is or has been required to file on or prior to the date hereof (including extensions thereof), by any jurisdiction to which it has been subject, all such tax returns being true, correct and complete in all material respects, (ii) has paid or caused to be paid in full all taxes which are or have become due and payable to all taxing authorities with respect to such returns, (iii) to the extent material, has made or caused to be made all withholdings of taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose, and (iv) has otherwise satisfied, in all material respects, all applicable laws and agreements with respect to the filing by it of tax returns and the payment of taxes.

(b)           All-Clad will file or cause to be filed all tax returns which it is or will be required to file on or before the Closing Date, all such tax returns to be, true and correct and complete in all material respects, and will pay or cause to be paid in full when due all taxes, if any, which become due and payable pursuant to such returns or assessments received by it on or before the Closing Date.

(c)           The federal income tax returns of All-Clad have not been audited by the Internal Revenue Service.

(d)           There are no unassessed tax deficiencies proposed or, to the Sellers’ knowledge, threatened against All-Clad, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax against All-Clad.

(e)           Since June 30, 1999, each Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, with respect to which Holdings (formerly Kilbarry Partners) is and at all times has been the common parent, and has joined in or will join in the filing of a consolidated federal income tax return for all its taxable periods ending on or prior to the Closing Date.

(f)            All-Clad has not made a change in method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the IRC in taxable income for any taxable year beginning on or after the Closing Date.

(g)           All-Clad is not a party to any agreement, contract, arrangements or plan that has or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of 280G of the IRC.

(h)           The Company has properly accrued and reflected on the Latest Balance Sheet, and has thereafter to the date hereof properly accrued, and will from the date hereof through the Closing Date properly accrue, all liabilities for taxes and assessments, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

For purposes of this Agreement, “tax” and “taxes” shall include all income, gross receipts, franchise, excise, transfer, severance, value added, ad valorem, sales, use, wage, payroll, workers’ compensation, employment, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, license and legislation fees; other taxes imposed by a federal, state, municipal, local, foreign or other governmental authority or agency, including assessments in the nature of taxes; including without limitation, interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; and including transferee or secondary liability for taxes and any taxes due as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

(i)            For purposes of this Agreement, “tax return” or “tax returns” shall mean all returns, reports, estimates, schedules, declarations, information statements and documents relating to or required to be filed in connection with any taxes pursuant to the statutes, rules or regulations of any federal, state, local or foreign government taxing authority.

3.22         Environmental Matters.

Except as set forth on Schedule 3.22:

(a)           The Company is in material compliance with all applicable Environmental Laws.  “Environmental Laws” means all laws, rules, regulations, statutes,

ordinances, decrees, licenses, permits, or orders of any governmental entity relating to protection of human health and welfare and protection of the environment, air, water, or land.

(b)           There are not any existing or, to Sellers’ knowledge, threatened actions, suits, claims, orders, decrees, investigations, or proceedings against All-Clad or any other person or entity for whose conduct All-Clad is, or is reasonably expected to be, responsible that relate to (i)  contribution, response, removal, or remedial obligations of All-Clad under any applicable Environmental Law, (ii) violations by All-Clad of any Environmental Law, or (iii)  personal injury, property damage or natural resources damages relating to the generation, handling, use, treatment, storage, transportation, disposal or release of Regulated Materials.  “Regulated Materials” means any chemical, pollutant, contaminant, substance, or waste that is regulated under any Environmental Law.

(c)           All licenses, permits, certificates, consents, or other approvals required under applicable Environmental Laws have been obtained, are in full force and effect, and have been disclosed to Buyer.  Sellers are unaware of any basis for revocation or suspension of any such licenses, permits, certificates, consents or other approvals.

(d)           Sellers have provided or made available to Buyer copies of all environmental reports, assessments, studies, and audits that have been prepared on All-Clad’s Real Property Interests.  Sellers have also provided, or made available to Buyer, all inspection reports, monitoring reports, compliance test reports, and any other reports of the effluent discharges and air emissions from the Real Property Interests.

3.23         Workmen’s Compensation.

All-Clad has been self-insured or has carried workers’ compensation and employer liability insurance coverage as required by applicable workmen’s compensation laws or regulations covering all employees of All-Clad.

3.24         Insurance.

All-Clad maintains the liability, personal injury, property damage and other insurance listed in Schedule 3.24.  All premiums due and payable for the insurance in Schedule 3.24 have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in force without interruption until the Closing Date.  All-Clad is not in default regarding the provisions of any policy insuring it, and has not failed to give any notice or present any material claim required under any such policy in due and timely fashion.  Except as disclosed on Schedule 3.24, any policies expiring prior to the Closing Date will be renewed or extended upon substantially the same terms and at substantially the same premiums.

3.25         Employee Benefit Plans.

(a)           All-Clad at present is not a sponsor of, party to or obligated to contribute to any employee benefit plan (as defined in § 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any employment contract, profit sharing, retirement, pension, deferred compensation, severance, stock option or purchase plan, hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy, fund, agreement or arrangement similar to or in the nature of the foregoing, oral or written, with respect to employees of All-Clad, (“Employee Benefit Plans” or “Plans”), except as set forth on Schedule 3.25(a).  None of the Plans is a multiemployer plan as defined in Section 3(37) of ERISA.  True, correct and complete copies of all of the written Plans, and true, correct and complete written descriptions of all of the oral Plans, described in Schedule 3.25(a) have been delivered by Seller to Buyers.

(b)           Except as described on Schedule 3.25(b) with respect to all such Plans that are qualified under Section 401 of the United States Internal Revenue Code: (i) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, inquiry or investigation pending or, to the Sellers’ knowledge, threatened with respect to any such Plan, its related trust, or to the sponsor; (ii) Sellers have delivered to Buyer a true, correct and complete copy of (A) the most recent financial information for each such Plan, (B) the most recent Return/Report of each such Plan (including attachments) required to be filed with any governmental agency, and (C) the most recent IRS determination letter that each such Plan is qualified under Section 401 of the Internal Revenue Code; (iii) each such Plan has been funded and administrated in material compliance with its governing documents, ERISA and the Internal Revenue Code; and (iv) except as disclosed on Schedule 3.25(b), the reporting requirements of ERISA and the Internal Revenue Code have been fulfilled in all material respects, all filings required to have been made on or before the Closing Date have been or will be duly made by that date, and there has been no “prohibited transaction” as defined in § 4975 of the Internal Revenue Code or Section 406 of ERISA which could subject All-Clad to any material liability.

(c)           The Company has materially complied with the notice and continuation coverage requirements of § 4980B of the Internal Revenue Code with respect to any Plan that is or was a group health plan within the meaning of § 5000(b)(1) of the Internal Revenue Code.

(d)           Except as disclosed on Schedule 3.25(d), or as required by federal or state law, All-Clad is not obligated to and does not (directly or indirectly) provide death benefits or (other than pursuant to the group health plan continuation requirements of § 4980B of the Internal Revenue Code) health care coverage to any former employees or retirees.

3.26         Termination of Business Relationships.

None of All-Clad’s suppliers which cannot be replaced on commercially reasonable terms has evidenced to All-Clad in writing its intention to cancel or terminate its business relationship with All-Clad.

3.27         Completeness of Disclosure.

To Sellers’ knowledge, no representation or warranty by either Seller contained in this Agreement, and no representation, warranty, information or statement contained in the March 16, 2004 All-Clad Metalcrafters LLC Confidential Information Memorandum, or in the Schedules attached hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein, in light of the circumstances in which they were made, not misleading.

4.             REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date of this Agreement and as of the Closing Date, Buyer represents and warrants to Sellers as follows:

4.1           Organization and Corporate Power.

Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of France and (b) is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure so to qualify would have a material adverse effect on Buyer.  Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

4.2           Authorization.

This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a valid and legally binding agreement of Buyer, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3           No Breach.

The execution and delivery of this Agreement by Buyer, consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not conflict with or violate any provision of the charter documents or bylaws of Buyer; nor to the knowledge of Buyer, do such actions constitute a default of or require the consent or approval under any agreement or instrument to which Buyer is a party or by which Buyer’s assets are bound, or require Buyer to obtain the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body; nor will such actions materially violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, presently applicable to Buyer.

4.4           No Investigation.

There exists no investigation by any governmental or regulatory authority, or any request for information or action by any third party, known to Buyer which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby.

4.5           Buyer’s Financing.

Buyer has and will have the funds necessary (a) to pay at the Closing the Purchase Price and all other amounts necessary to consummate the transactions contemplated hereby and (b) to provide sufficient working capital to operate the Business from and after the Closing Date.  Buyer has disclosed to Sellers the specific source of such funds.

4.6           Securities Act of 1933.

The Buyer is acquiring the Shares solely for its own account and for the purpose of investment only and not with a view to any distribution thereof.  The Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Act or pursuant to an applicable exemption therefrom and pursuant to applicable state securities laws and regulations.

4.7           WARN Act.

Buyer is not planning or contemplating, and has not made or taken any decisions or actions concerning the employees of All-Clad after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended.

5.             COVENANTS AND AGREEMENTS

5.1           Preservation of Business.

From the date hereof through the Closing Date, Sellers shall use their commercially reasonable efforts to cause All-Clad to conduct the Business consistent with past business practices, to preserve its business organizations intact, keep available the services of its present employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill.

5.2           Negative Covenants of Sellers.

Sellers covenant and agree that from and after the date hereof, no Company will, without the prior written consent of Buyer:

(a)           make any change in their authorized or issued capital stock, or issue any corporate securities of any nature or options for any of the foregoing, or enter into any contract of any nature respecting shares of their capital stock or otherwise make any changes in its capital structure;

(b)           mortgage, pledge or otherwise encumber any assets, or dispose of, or make any agreement with respect to the disposition of, any assets except for the sale of the same in the ordinary course of business;

(c)           make any capital commitment or capital expenditure of more than $100,000 for any single commitment or $500,000 in the aggregate, or incur or become liable for any other obligation or liability except current liabilities in the ordinary course of business;

(d)           adjust in any way, either directly or indirectly, the compensation or benefits paid or payable to any officer, director, consultant, agent or employee of All-Clad except for such adjustments as may be made in the ordinary course of business and except as required under existing agreements described in one or more of the Schedules hereto;

(e)           terminate, modify or amend any lease, license, permit, material contract or other material agreement, except in the ordinary course of business;

(f)            incur any indebtedness, liabilities or obligations of any nature except current liabilities in the ordinary course of business consistent with past practice;

(g)           do any act or fail to do any act which would cause a material breach of any contract or commitment to which it is a party; or

(h)           agree, whether in writing or otherwise, to do any of the foregoing.

5.3           Sellers Tax Matters.

The Sellers at their expense shall cause All-Clad to prepare and timely and properly file all federal, state, local, foreign and other tax returns and reports and amendments thereto required to be filed prior to the Closing Date.

5.4           Buyer Tax Matters.

Buyer, at its expense, shall cause All-Clad to prepare and timely and properly file all federal, state, local, foreign and other tax returns and reports and amendments thereto required to be filed after the Closing Date.

5.5           Sales Taxes.

The Buyer shall pay all transfer taxes imposed, excluding any taxes measured by gross or net income, payable in connection with the transfer to it of the Shares.

5.6           Intercompany Accounts.

(a)           Except with respect to the loan made by Waterford Wedgwood Luxembourg S.a.r.l (“WWL S.a.r.l”) to All-Clad as set forth in Section 5.6(c) below, on the date two business days prior to the Closing, Sellers shall deliver to Buyer their good faith estimate of the Intercompany Account Balance (as defined below) as of the close of business on the Closing Date (the “Estimated Intercompany Account Amount”) certified by an authorized officer of Waterford.  Sellers shall pay or cause to be paid to All-Clad, in cash at or prior to the Closing, the amount of the Estimated Intercompany Account Amount, if greater than zero.  In the event the Estimated Intercompany Account Amount is negative, such amount will be paid by All-Clad to

Sellers (or the appropriate subsidiary or affiliate of Sellers).  As used herein, the term “Intercompany Account Balance” shall mean the excess, if any, of (i) all intercompany receivables due to All-Clad from Sellers and their respective subsidiaries and affiliates (other than All-Clad) over (ii) all intercompany payables due from All-Clad to Sellers and their respective subsidiaries and affiliates (other than All-Clad).

(b)           Any payments required to be made pursuant to this Section 5.6 shall be made by wire transfer of immediately available funds to an account designated by the receiving party in writing.

(c)           All-Clad is currently indebted to WWL S.a.r.l pursuant to a promissory note in the approximate principal amount of $63 million, as of the date of this Agreement (the “WWL S.a.r.l Loan”).  Immediately prior to the Closing, Buyer shall lend to All-Clad the amount necessary to pay in full, all principal and interest due and owing to WWL S.a.r.l pursuant to the WWL S.a.r.l Loan and All-Clad shall in turn immediately pay such entire amount to WWL S.a.r.l in full satisfaction of the principal and interest outstanding on the WWL S.a.r.l Loan as of the Closing.

5.7           Anti-Sandbag.

Notwithstanding anything to the contrary contained in this Agreement (including without limitation Sellers’ failure to disclose any matter required to be disclosed on any Exhibit or Schedule hereto), Buyer agrees that no representation or warranty of the Sellers in this Agreement or in any agreement or instrument executed in connection herewith shall be deemed to be untrue or incorrect, and Sellers shall not be deemed to be in breach thereof, if any of the employees of Buyer had knowledge on the date of this Agreement or the Closing Date, as applicable, of any such undisclosed matter or that any such representation or warranty was untrue or incorrect.

5.8           Best Efforts and Certain Filings.

Subject to the terms and conditions of this Agreement, Buyer and Sellers each will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement.  Buyer and Sellers shall cooperate with one another in preparing and filing the necessary notification and report forms under the HSR Act within ten (10) days following the date hereof.

5.9           Supplements to Schedules.

Five business days prior to the Closing Date, Sellers shall deliver to Buyer new Schedules to this Agreement that are amended or supplemented to update the information contained therein as of such date.  No supplement or amendment of any of the schedules made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement as of the date of this Agreement, unless Buyer specifically agrees thereto in writing.

5.10         Confidentiality.

Buyer acknowledges that the confidential information of All-Clad is valuable and proprietary to the business of All-Clad and agrees that the Non-Disclosure and Non-Solicitation Agreement dated March 4, 2004 between All-Clad and Buyer shall continue in effect until the transactions contemplated by this Agreement have been consummated.

5.11         Third-Party Consents.

Sellers shall, at their sole cost and expense (except as otherwise provided for herein), obtain, prior to the Closing, all consents and estoppels necessary or appropriate for the consummation of the transactions contemplated hereby.

5.12         Shareholder Meeting.

Waterford shall, as soon as is reasonably practicable following the execution of this Agreement, convene a special meeting of the shareholders of Waterford for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby.  The Board of Directors of Waterford shall recommend to the shareholders that they vote for the approval of this Agreement and the transactions contemplated thereby.

5.13         Non-Competition.

(a)           Buyer and Sellers hereby agree that the covenants set forth in this Section 5.13 are a material and substantial part of the transactions contemplated by this Agreement.

(b)           Prohibited Activities.  Until two years after the Closing Date, each of the Sellers agrees that neither it nor any of its subsidiaries or affiliates will, anywhere in the United States, Canada and Mexico (the “Territory”);

(i)            directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, any business or enterprise engaged anywhere in the Territory in the Business;

(ii)           solicit the employment of or hire any person who at the time of such solicitation, is a full or part-time employee of, sales representative for or consultant to any Company except for the individuals set forth on Section 2.1(b).

(c)           Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit (i) Spring USA, Inc. from engaging in its business as currently conducted provided that its retail sales in the Territory do not exceed $2,000,000 per year; (ii) Sellers (or any of their subsidiaries or affiliates) from conducting their business as is currently conducted; (iii) Sellers (or any of their subsidiaries or affiliates) from making any acquisition or acquiring any equity interest in any company; provided that Sellers shall not be permitted to acquire Meyer Corporation U.S., the Calphalon business of Newell Rubbermaid, Inc. or Cuisinart Corp., or any portion thereof.  Furthermore, each Seller acknowledges that by reason of its involvement with each Company, such Seller (and its directors, officers, employees, representatives, consultants and advisors) has had access to confidential information relating to each Company.  Each Seller acknowledges that such confidential information is a valuable and unique asset and covenants that such Seller will not allow the disclosure of any such confidential information to any person for any reason whatsoever, unless such information is in the public domain through no wrongful act of such Seller or such disclosure is required by applicable law, rule or regulation.

(d)           Remedies.  Each of the Sellers and Spring USA, Inc. acknowledge that (i) the provisions of this Section 5.13 are reasonable and necessary to protect the legitimate interests of Buyer and its affiliates (including after the Closing, All-Clad), (ii) any violation of this Section 5.13 will result in irreparable injury to Buyer and its affiliates (including after the Closing, All-Clad) and that damages at law would not be reasonable or adequate compensation to Buyer and its affiliates (including after the Closing, All-Clad) for a violation of this Section 5.13 and (iii) Buyer and its affiliates (including after the Closing, All-Clad) shall be entitled to have the provisions of this Section 5.13 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 5.13, including without limitation estimated future earnings.  In the event that the provisions of this Section 5.13 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

(e)           Jurisdiction. Buyer, each Seller and Spring USA, Inc. intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 5.13 upon the courts of any jurisdiction within the geographical scope of such covenants.  In addition to Section 9.16 and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of Buyer and each Seller (and Spring USA, Inc.) that such determination not bar or in any way adversely affect the right of Buyer and its affiliates (including after the Closing, All-Clad) to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 5.13, such covenants being, for this purpose, severable into diverse and independent covenants.

6.             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers hereunder are subject to the fulfillment of the following conditions, any one of which may be waived by Sellers:

6.1           Representations and Covenants.

All representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Buyer shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

6.2           Closing Certificate.

Buyer shall have delivered to Sellers a certificate signed by its President, dated as of the Closing Date, to the effect set forth in Section 6.1.

6.3           Injunction.

No order or decree prohibiting or restraining the consummation of this Agreement shall have been issued by any court or governmental or regulatory body.

6.4           Governmental Authority.

If applicable, the parties shall have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the rules promulgated thereunder, and the waiting period required to expire under the HSR Act, including any extension thereof, shall have expired prior to the Closing Date.

6.5           Delivery of Purchase Price.

Buyer shall be prepared to immediately deliver to Sellers the payment of the Purchase Price described in Section 1.2 hereof.

6.6           Shareholder Approval.

The required approval of the shareholders of Waterford shall have been obtained.

7.             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment of the following conditions, any one of which may be waived by Buyer:

7.1           Representations and Covenants.

All representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Sellers shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

7.2           Closing Certificate.

Sellers shall have delivered to Buyer a certificate signed by an authorized officer of each Seller, dated as of the Closing Date, to the effect set forth in Section 7.1.

7.3           Legal Opinion.

Buyer shall have received the favorable opinion of Buchanan Ingersoll PC, counsel for Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that: (i) each Seller and each Company have been duly organized and is validly existing and in good standing (with respect to each Company only) under the laws of the jurisdiction of its incorporation, (ii) Seller has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, (iii)  this Agreement has been duly authorized, executed and delivered by Seller, and constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights and to general equity principles; and subject to qualifications and reservations which are normal in international legal opinions.

7.4           Injunction.

No order or decree prohibiting or restraining the consummation of this Agreement shall have been issued by any court or governmental or regulatory body.

7.5           Governmental Authority.

If applicable, the parties shall have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated hereby pursuant to the HSR Act and the rules promulgated thereunder, and the waiting period required to expire under such HSR Act and rules, including any extension thereof, shall have expired prior to the Closing Date.

7.6           No Loss.

Since the date of the Latest Balance Sheet, All-Clad shall not have suffered any loss on account of fire, flood, accident, strike or other calamity which has a material adverse effect on the financial condition or assets of All-Clad whether or not such loss shall have been covered by insurance.

7.7           Shareholder Approval.

The required approval of the shareholders of Waterford shall have been obtained.

8.             INDEMNIFICATION

8.1           Indemnity of Sellers.

(a)           Sellers shall indemnify Buyer and its affiliates, directors, officers, shareholders, employees, agents representatives, successors and assigns against any and all claims, and losses liabilities, damages, expenses, including reasonable attorney’s fees and costs of suit, to Buyer resulting from or related to any breach of Sellers’ covenants, warranties and representations contained in this Agreement (excluding breaches of Sections 3.1 (organization and corporate power), 3.2 (authorization), 3.11 (capital stock), 3.12 (Options or Other Rights) and 3.13 (Title to Shares) for which there is no time limitation) of which Buyer gives notice to Sellers within two years after the Closing Date; provided, however, such notice period shall be one year with respect to the representations and warranties contained in Sections 3.3, 3.8 and 3.10; provided, however, that Buyer or its successors and assigns will not be entitled to indemnification under this Section 8.1(a) for any individual claim which is less than $25,000 and until the aggregate of all claims that are within the scope of Sellers’ indemnity exceeds the sum of $500,000, and then only to the extent of any amount in excess of $500,000; provided further, that Sellers’ aggregate liability to indemnify Buyer under this Section 8.1(a) shall not exceed $7,500,000; provided, however, such limitations and thresholds shall not apply to a breach of the representations and warranties contained in Sections 3.1 (organization and corporate power), 3.2 (authorization), 3.11 (capital stock), 3.12 (Options or Other Rights) and 3.13 (Title to Shares), for which there shall be no floor or cap; provided further, that from and after the date that the Closing Balance Sheet is finalized in accordance with Section 1.3 of this Agreement, Sellers shall not be liable for breach of any representations and warranties that should have been resolved in connection with such preparation of the Closing Balance Sheet.  Sellers shall be entitled to control the defense and resolution, including any settlement, of any matter as to which indemnity is sought against Sellers under this Section 8.1(a).  Buyer shall promptly notify Sellers in writing of any third party claims for which indemnity is sought and Buyer shall cooperate fully in the defense of such matters.

(b)           Sellers shall indemnify Buyer and its affiliates, directors, officers, shareholders, employees, agents representatives, successors and assigns against any and all claims, and losses liabilities, damages, expenses, including reasonable attorney’s fees and costs of suit in excess of $250,000 to Buyer resulting from or related to the matters set forth in the letter dated May 28, 2004 from Peter Cameron to Jacques Alexandre.  The indemnity provided in this Section 8.1(b) shall not be subject to the limitations or applied against the $7,500,000 cap set forth in Section 8.1(a).

(c)           Sellers shall indemnify Buyer and its affiliates, directors, officers, shareholders, employees, agents representatives, successors and assigns against any and all claims, and losses liabilities, damages, expenses, including reasonable attorney’s fees and costs of suit in excess of $1,100,000 to Buyer resulting from any state tax related issues; provided that this indemnity shall expire on the applicable statute of limitations on any state tax related claim and further provided, that any such claim up to $1,100,000 may be brought by Buyer in accordance with Section 8.1(a).  Payments made or absorbed under this Section 8.1(c) in excess of the reserve on the Closing Date Balance Sheet shall be applied against the $500,000 deductible in Section 8.1(a).  The indemnity provided in this Section 8.1(c) shall not be subject to the limitations or applied against the $7,500,000 cap set forth in Section 8.1(a).

8.2           Indemnity of Buyer.

Buyer shall indemnify Sellers and their respective affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns against any and all claims, and losses, liabilities, damages, expenses, including reasonable attorney’s fees and costs of suit, to Sellers resulting from or related to any breach of Buyer’s covenants, warranties and representations contained in this Agreement of which Sellers give notice to Buyer within two years after the Closing Date and against any claims, liabilities or losses to Sellers arising out of or resulting from or in connection with the operations of the Company subsequent to the Closing Date.  Although it shall consult with Sellers with respect to indemnity demands of Sellers which are based on claims asserted by third parties against the Company, or Sellers, Buyer shall be entitled to control the resolution, including any settlement, of any matter as to which indemnity is sought against it under this Section 8.2.  Sellers shall promptly notify Buyer in writing of any third party claims for which indemnity is sought and Sellers shall cooperate fully in the defense of such matters.

8.3           Mitigation.

(a)           Every person seeking indemnification hereunder shall correct or mitigate, to the extent practicable, any loss suffered by such person for which indemnification is claimed hereunder, and the indemnifying party shall be liable only for the amount thereof which is net of any insurance proceeds and other amounts paid by, or offset against any amount owed to, any person not a party to this Agreement (including any costs or expenses incurred to so correct or mitigate).  In the event Buyer recovers insurance proceeds with respect to matters that Sellers provided indemnity pursuant to this Agreement, Buyer shall reimburse Sellers for their respective expenditures in an amount equal to the funds recovered by Buyer from such insurer.  If a person which has a right of indemnification under this Article 8 reasonably can, by expenditure of money, mitigate or otherwise reduce or eliminate any loss for which indemnification would otherwise be claimed, such person shall take such action and shall be entitled to reimbursement for such expenditures and all related expenses.  The parties acknowledge and agree that the indemnification provided under this Article 8 shall be the sole and exclusive remedy of the parties with respect to the breach of any covenant, representation or warranty contained herein.

(b)           Lowest Cost Response.  Notwithstanding anything in this Agreement to the contrary, Sellers’ indemnity obligation for breach of any warranty in Section 3.22 (“Environmental Losses”), for which Sellers have an indemnity obligation pursuant to this Agreement shall be satisfied by implementation or indemnification for implementation of the Lowest Cost Response.  The “Lowest Cost Response” shall mean any compliance activity or any investigation, cleanup, remediation, removal action or other response activity that (i) satisfies applicable Environmental Laws that are in existence at the time of the contemplated activity, (ii) is acceptable to Governmental Authorities (as defined herein) having jurisdiction over the site, (iii) is consistent with the operations being conducted at the site, and (iv) can be achieved for the lowest financial cost as compared with other potential response activities.  “Government Authorities” shall mean any federal, state, local, municipal, foreign or other government.

8.4           Matters Involving Third Parties.

(a)           If any third party (including any governmental agency or authority) shall notify Buyer or Sellers, as the case may be (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against either Buyer or Seller, as the case may be (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing.

(b)           The Indemnifying Party shall, within 30 days after receipt of the notice described in Section 8.4(a) above, assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at the sole expense of the Indemnifying Party; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party;

and provided, further, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or any other equitable relief upon the Indemnified Party.

(c)           Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.4(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, but shall not thereby waive any right to indemnify therefor pursuant to this Agreement; provided, however, that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

8.5           Indemnification Payment.

With respect to any indemnity payment under this Article 8, the parties agree to treat, to the extent permitted by law, all such payments as an adjustment to the consideration paid for the sale and transfer of the Shares.

9.             MISCELLANEOUS

9.1           Expenses.

Each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of this Agreement and the transactions contemplated hereby.  All filing fees required to be paid under the HSR Act and the rules promulgated thereunder shall be paid by Buyer.

9.2           Brokers.

Buyer has engaged Downer and Company as its financial advisor in connection with the transactions contemplated hereby and shall be solely responsible for the payment of such firm’s fee for such services.  Sellers have engaged Clarion Capital Partners, LLC to act as its financial advisor in connection with the transactions contemplated hereby and shall be solely responsible for the payment of such firm’s fees for such services.

9.3           Access to the Company’s Properties.

From the date hereof to the Closing Date, Buyer and its officers, directors, agents, lenders, employees and representatives shall have the right at any time during normal business hours (in a manner that does not unreasonably interfere with All-Clad’s business operations) with reasonable advance notice and, at Sellers’ option, in the presence of Sellers or their representatives, to visit and inspect All-Clad’s offices, plants and properties and to examine its books, contracts, accounts and records.  Any such investigation shall be governed by and subject to the terms of the Confidentiality Agreement.

9.4           Books and Records.

Sellers shall have the right to retain copies of and Sellers (as they reasonably require) and any taxing authority in the United States shall have access to, for a period of six (6) years after the Closing Date, relevant personnel of All-Clad and all books, records, files, documents and other data relating to the business of All-Clad conducted prior to the Closing Date, in each case, as is reasonably necessary for Sellers to file any returns relating to taxes or to attend to any tax related issues.

9.5           Notices.

Any notice, request, demand or other communication given by any party under this Agreement (each a “notice”) shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when three days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party’s address as it appears below or another address of which that party has given notice, or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee, or (v) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier.  Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.:

If to Sellers:

Waterford Wedgwood plc

1/2 Upper Hatch Street

Dublin 2, Ireland

Attn:  Patrick Dowling

Copy to:

Michael J. Flinn, Esq.

Buchanan Ingersoll PC

One Oxford Centre, 20th Floor

301 Grant Street

Pittsburgh, PA 15219

If to Buyer:

SEB SA
Chemin du Petit Bois

BP 172

69134 Ecully Cedex (France)

Attn: Jacques Alexandre, Senior Executive Vice President

Copy to:

Peter P. Wallace, Esq.

Morgan, Lewis & Bockius LLP

2 Gresham Street
London EC2V 7PE, England

9.6           Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  This Agreement or any part thereof, may not be assigned without the prior written consent of the other party, which consent may be withheld in the sole discretion of the other party.  Buyer shall have the right, without the consent of Seller, to assign this Agreement and its rights and obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Buyer, so long as Buyer agrees to remain primarily liable for the obligations of Buyer under this Agreement.

9.7           Entire Agreement and Modification.

This Agreement supersedes all prior agreements and understandings between the parties or any of their respective affiliates (written or oral) relating to the subject matter (except for the Confidentiality Agreement), and is intended to be the entire and complete statement of the terms of the agreement between the parties, and may be amended or modified only by a written instrument executed by the parties.  The waiver by one party of any breach of this Agreement by the other party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

9.8           Termination of Buyer’s Rights.

If Sellers fail to satisfy in all material respects any of the conditions to Closing specified in Article 7 hereof at or prior to Closing, and if any such failure either is not waived in writing by Buyer or cured by Sellers within thirty days after written notice thereof by Buyer, then Buyer may, without liability, terminate this Agreement by written notice to Sellers, which such termination by Buyer shall in no way relieve Sellers of any liability hereunder or under any other agreement between the parties.  If this Agreement is terminated (either by Sellers or Buyer) after the 60-day period referred to in Section 2.1 has expired (or if extended for 60 days by Sellers, after the period as so extended), and solely because the shareholders of Waterford have not approved this Agreement and the consummation of the transactions contemplated hereby, Sellers shall immediately pay to Buyer a termination fee of $5,000,000 by wire transfer of immediately available funds to such account as Buyer directs.

9.9           Termination of Sellers’ Rights.

If Buyer fails to satisfy in all material respects any of the conditions to Closing specified in Article 6 hereof at or prior to Closing, and such failure either is not waived in writing by Sellers or cured by Buyer within thirty days after written notice thereof by Sellers, then Sellers may, without liability, terminate this Agreement by written notice to Buyer, which such termination by Sellers shall in no way relieve Buyer of any liability hereunder or under any other agreement between the parties.

9.10         Other Termination.

If no Closing occurs within 60 days of the date of this Agreement, and the failure to close is not the result of Sellers’ or Buyer’s failure to satisfy in all material respects any of the conditions to Closing specified in Articles 6 and 7 hereof at or prior to Closing, this Agreement shall terminate without liability or further obligation to either of the parties.  Notwithstanding the foregoing, such termination shall in no way relieve either party hereto of any liability to the other under any other agreement between the parties.

9.11         Survival of Representations, Covenants and Warranties.

The representations and warranties made by Sellers and Buyer herein shall survive the Closing for a period of two (2) years; provided that the representations and warranties set forth in Sections 3.1 (organization and corporate power), 3.2 (authorization), 3.11 (capital stock), 3.12 (Options or Other Rights) and 3.13 (Title to Shares) shall survive until the expiration of the applicable statute of limitations; provided further that the representations and warranties set forth in Section 3.3, 3.8 and 3.10 shall survive the Closing for a period of one (1) year.  The covenants and agreements set forth in Articles 5 and 8 hereof shall survive Closing, each in accordance with its terms.

9.12         Section and Other Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.13         Governing Law.

This Agreement shall be interpreted and governed by the laws of Delaware, without regard to its conflict of law provisions.

9.14         Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

9.15         Further Assurances.

Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.  Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

9.16         Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.17         Confidentiality.

Sellers and Buyer agree to keep the terms of this Agreement and any amendments to it or transactions arising from it confidential except (i) as required to discharge the obligation of each of the parties to file submissions and data with respect to the proposed transaction pursuant to the HSR Act, (ii) as required to discharge Waterford’s obligations in relation to calling a Shareholder meeting or (iii) as otherwise agreed by the parties.  The parties hereto agree that before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, the content of any such disclosure shall be communicated between the parties and agreed to prior to the release thereof, except as required by applicable law or government regulation.

9.18         No Third Party Beneficiaries.

Neither this Agreement nor any provision hereof is intended to confer upon any person (other than the parties hereto) any rights or remedies hereunder.

9.19         Consent to Jurisdiction.

Buyer hereby consents and voluntarily submits to personal jurisdiction in Washington and Allegheny County Pennsylvania in and by the federal courts of the Western District of Pennsylvania and the state and local courts located in Washington and Allegheny County Pennsylvania, in any action in which a claim is brought by Buyer with respect to this Agreement, and agrees that it may be served with process in any such action by certified or registered mail, return receipt requested, as provided in Section 9.5 hereof, or to its registered agent for service of process in the state of its incorporation.  Buyer irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action with respect to this Agreement.

9.20         Specific Performance.

Buyer and Sellers acknowledge and agree that failure by the other to perform its obligations under this Agreement would cause such party or parties to be materially and irreparably injured and to suffer material loss; and that such injury and loss cannot be fully or adequately compensated by the payment of money or by an award of damages and each shall be entitled to the specific performance of this Agreement, in addition to all other remedies that each might have, and that each of them will not object to and will not hinder or delay the entry of a decree of specific performance against it in any action or suit brought under or in respect of this Agreement.

9.21         Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

9.22         Definition of Knowledge.

The term “knowledge” of a particular entity means the actual knowledge after reasonable investigation by a member of senior management of such entity who would reasonably be expected to have knowledge of the matter in question.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SELLERS:

ATTEST:	WATERFORD WEDGWOOD PLC

/s/ Frank Johnston	By:	/s/ Peter B. Cameron
Authorized Officer

ATTEST:	BALLYGUNNER HOLDINGS

/s/ Frank Johnston	By:	/s/ Peter B. Cameron
Authorized Officer

BUYER:

ATTEST:	SEB SA

/s/ Jean-Pierre Lac	By:	/s/ Jacques Alexandre
Authorized Officer

SCHEDULES TO THE STOCK PURCHASE AGREEMENT

BY AND AMONG

WATERFORD WEDGWOOD PLC

AND

BALLYGUNNER HOLDINGS

AND

SEB SA

DATED AS OF

May 28, 2004

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Stock Purchase Agreement, by and among Waterford Wedgwood PLC, Ballygunner Holdings and SEB SA, dated as of May 28, 2004 (the “Agreement”).

Matters reflected in the following Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules.  Such additional matters are set forth for informational purposes only and shall not be deemed to expand in any way the information required to be disclosed in the Schedules or to imply that other information with respect to similar matters must be disclosed.  Matters disclosed on any Schedule shall be deemed to be disclosed in all other Schedules to which such matters are relevant so long as a reasonable person reviewing such Schedules, and the information related thereto, would conclude that the information disclosed is responsive to such additional Schedules.

Headings have been inserted in certain Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Schedules as set forth in the Agreement.

The Schedules are qualified in their entirety by reference to the specific provisions of the Agreement.  Disclosure of an item on any Schedule attached hereto shall not be an admission by the Company as to the materiality of such item.  Other than as expressly set forth herein, all descriptions of agreements or other matters appearing herein are summary in nature and the entire document reference in such Schedule is incorporated therein by reference.

Schedule A

WW Acquisition (Delaware) Corp. -  (a Delaware Corporation)

All Clad Holdings, Inc. - (a Pennsylvania Corporation)

All Clad Metalcrafters LLC - (a Delaware LLC)

Clad Metals LLC - (a Delaware LLC)

Clad Holdings Corp. - (a Delaware Corporation)

All-Clad Export, Inc. - (a Barbados Corporation)

Schedule 1.1(b)

All-Clad Liens

•      All-Clad Holdings, Inc has granted to Barclays Bank plc (as security trustee) a continuing security interest in the all LLC interests held by All-Clad Holdings, Inc. and proceeds) per Clause 2.1 of the Security Agreement.

•      All-Clad USA, Inc. has granted to Barclays Bank plc a continuing security interest in the entire issued and outstanding (including future issued) shares of common stock of WW Acquisition (Delaware) Corp. and proceeds per Clause 2.1 and Schedule 1 of the Stock Pledge Agreement.

•      All-Clad Metalcrafters L.L.C. has granted to Barclays Bank plc a continuing security interest in the entire issued and outstanding (including future issued) shares of common stock of Clad Holdings Corp. and proceeds per Clause 2.1 and Schedule 1 of the Stock Pledge Agreement.

•      WW Acquisition (Delaware) Corp. has granted to Barclays Bank plc a continuing security interest in the entire issued and outstanding (including future issued) shares of common stock of All-Clad Holdings, Inc. and proceeds per Clause 2.1 and Schedule 1 of the Stock Pledge Agreement

•      Clad-Holdings Corp. has granted to Barclays Bank plc a continuing security interest in the collateral (bank accounts, material bank accounts and intellectual property), per the Security Agreement

•      Clad-Holdings Corp has granted to Barclays Bank plc a first priority lien on and security interest in its trademarks pursuant to the Trademark Security Agreement.

•      Clad Metals L.L.C. has granted to Barclays Bank plc a first priority lien on and security interest in its patents pursuant to the Patent Security Agreement.

•      Clad Metals L.L.C. and All-Clad Metalcrafters L.L.C. each has authorized Barclays Bank plc to have control of any collateral consisting of Material Bank Accounts pursuant to the Security Agreements.

•      Clad Metals L.L.C. has granted to Barclays Bank plc a continuing security interest in the collateral (bank accounts, material bank accounts, intellectual property,  LLC interests and proceeds) pursuant to the Security Agreement.

•      All-Clad Metalcrafters L.L.C. has granted to Barclays Bank plc a continuing security interest in the collateral (bank accounts and material bank accounts and proceeds) pursuant to the Security Agreement.

•      Clad Metals L.L.C. has granted a Mortgage, Assignment of Leases and Rents and Security Agreement to Barclays Bank PLC as Security Trustee covering the real property located at 424 Morganza Road, Canonsburg, Washington County, Pennsylvania and all improvements now or hereafter located on said real property and all rights, estates, interests, rents, profits and other ownership interests of the mortgagor on said real property and improvements including all interests as lessor and all fixtures and items of personal property (including inventory) located on said real property and improvements, all insurance maintained on the real property and improvements and all claims for eminent domain and any other actions or events which interfere with the use or value of the property.

Schedule 1.3(a)

Sample Statement of Net Assets

See attached statement

(US Dollars in Millions)

Projected

All Clad

Statement of Net Assets

As of June 30, 2004

Cash	1.5
A/R	14.3
Inventory	25.4
Other Current Assets	0.8
Deferred Taxes	0.3
Net PP&E	9.3

Total Assets	50.5

Accounts Payable	7.1
Accrued Expenses	9.1

Intercompany Note Payable	63.0

Equity	(28.7)

Total Liabilities and Equity	50.5

Net Book Value	35.3

Schedule 2.1(b)

Designated Officers

Peter Cameron

Sam Michaels

Schedule 3.3

Financial Statements

None.

Schedule 3.4

Absence of Undisclosed Liabilities

None.

Schedule 3.5

Absence of Certain Developments

The shares of stock in Spring USA, Inc., held by WW Acquisition (Delaware) Corp. were previously distributed to a subsidiary of Waterford other than All-Clad.  The operations of Spring USA, Inc. are not now, and never were, part of the Business and the financial results of Spring USA, Inc. are not included in the financial statements of All-Clad disclosed to Buyer pursuant to Section 3.3 of this Agreement.

Schedule 3.6

Real Property

Real Property Interests

Land and Building (Owned):	424 Morganza Road
Canonsburg PA 15317

Office Building(Leased):	335 Morganza Road
First Floor
Canonsburg PA 15317
Lease Terms:	Commencement Date – February 1, 2004
Expiration Date – April 30, 2006
Base Rent $42,884.54 for entire term

Office Building(Leased):	335 Morganza Road
Second Floor
Canonsburg PA 15317
Lease Terms:	Commencement Date – May 1, 2003
Expiration Date – April 30, 2006
Base Rent $62,479.56 for Year 1
Base Rent $69,270.72 for Year 2
Base Rent $72,062.00 for Year 3

Warehouse (Leased):	36 Industrial Drive
Eighty-Four PA
North Strabane Township, Washington County
Lease Terms:	Commencement Date – May 1, 2003
Expiration Date – December 31, 2008
Extension Term - two five-year renewals
Base Rent - $34,270.84 per month for the initial lease term

Liens

See Schedule 1.1(b)

Exceptions

None

Schedule 3.7

Tangible Personal Property

See Schedule 1.1(b)

Equipment lien by Northside Bank pursuant to lease of fifteen (15) watercoolers

Schedule 3.9(a)

Intellectual Property Rights

Trademarks licensed pursuant to the Trademark License Agreement dated June 12, 2003 between Maytag Corporation and All-Clad Metalcrafters

Trademarks licensed pursuant to the letter agreements between Emeril’s Food of Love Productions, LLC and All-Clad as set forth on Schedule 3.17.

See attached listing.

Clad Metals LLC

Patent Report by Invention	Printed: 5/19/2004

COUNTRY	REFERENCE#	TYP	FILED	SERIAL#	ISSUED	PATENT	STATUS

“Stick Resistant Coating for Cookware”
Inventor: Groll, William A.
SWITZERLAND	021608	CEQ	6/10/1999	99 111 291.3		0 966 910	DESTROYED
GERMANY	021603	CEQ	6/10/1999	99 111 291.3		69903767.0	DESTROYED
EUROPEAN PATENT	990869	CEQ	6/10/1999	99 111 291.3	11/6/2002	0 966 910	ISSUED
SPAIN	021607	CEQ	6/10/1999	99 111 291.3		0 966 910	DESTROYED
FRANCE	021602	CEQ	6/10/1999	99 111 291.3		0 966 910	DESTROYED
UNITED KINGDOM	021609	CEQ	6/10/1999	99 111 291.3	11/6/2002	0 966 910	ISSUED
IRELAND	021604	CEQ	6/10/1999	99 111 291.3		0 966 910	DESTROYED
ITALY	021605	CEQ	6/10/1999	99 111 291.3		0 966 910	DESTROYED
JAPAN	990870	CEQ	6/23/1999	176,683/99			PUBLISHED
SOUTH KOREA	990871	CEQ	6/24/1999	1999-23983			PENDING
NETHERLANDS	021606	CEQ	6/10/1999	99 111 291.3		0 966 910	DESTROYED
UNITED STATES	980938	FCA	6/24/1998	60/090,567			EXPIRED
UNITED STATES	981901	FCA	12/15/1998	09/211,749	3/26/2002	6,360,423	ISSUED
UNITED STATES	971759	FCA	12/16/1997	60/069,817			EXPIRED
UNITED STATES	020250	CIP	3/25/2002	10/105,803			PUBLISHED

“Bonding of Dissimilar Metals”
Inventor: Groll, William A.
EUROPEAN PATENT	001333	CEQ	1/29/1999	99 905 542.9			PUBLISHED
JAPAN	001334	CEQ	1/29/1999	2000-529922			PUBLISHED
SOUTH KOREA	001335	CEQ	1/29/1999	2000-7008179			PENDING
UNITED STATES	980111	NEW	1/29/1998	60/073,034			EXPIRED
UNITED STATES	990138	FCA	6/16/1999	09/331,114	8/6/2002	6,427,904	ISSUED
WIPO	990168	CEQ	1/29/1999	PCT/US99/01974			PUBLISHED

“Copper Core Five-Ply Composite for Cookware and Method for Making Same”
Inventor: Groll, William A.
EUROPEAN PATENT	001932	CEQ	5/4/1999	99921654.2			PUBLISHED
JAPAN	001933	CEQ	5/4/1999	2000-546947			PENDING
SOUTH KOREA	001934	CEQ	5/4/1999	2000-7012314			PENDING
UNITED STATES	980592	NEW	5/4/1998	60/084,177			EXPIRED
UNITED STATES	990271	FCA	5/4/1999	09/304,927	7/31/2001	6,267,830	ISSUED
UNITED STATES	990714	CON	12/23/1999	29/116,068	10/16/2001	D449,204	ISSUED
WIPO	990690	CEQ	5/4/1999	PCT/US99/09756			PUBLISHED

“Method of Bonding Dissimilar Metals Using Aluminum Electroplating”
Inventor: Groll, William A.
UNITED STATES	980493	NEW					PROPOSED

“Copper Core Cooking Griddle and Method of Making Same”
Inventor: Groll, William A.
SWITZERLAND	011664	DCA	7/2/1999	99 112 686.3	3/13/2002	0 970 648	ISSUED
GERMANY	011659	DCA	7/2/1999	699 01 010.108	3/13/2002	DE 69901010 T2	ISSUED
EUROPEAN PATENT	990962	CEQ	7/2/1999	99 112 686.3	3/13/2002	0 970 648	ISSUED
SPAIN	011663	DCA	7/2/1999	99 112 686.3	3/13/2002	0 970 648	ISSUED
FRANCE	011658	DCA	7/2/1999	99 112 686.3	3/13/2002	0 970 648	ISSUED
UNITED KINGDOM	011665	DCA	7/2/1999	99 112 686.3	3/13/2002	0 970 648	ISSUED
IRELAND	011660	DCA	7/2/1999	99 112 686.3	3/13/2002	0 970 648	ISSUED
ITALY	011661	DCA	7/2/1999	99 112 686.3	3/13/2002	0 970 648	ISSUED
JAPAN	990963	CEQ	7/9/1999	195,261/99			PUBLISHED
SOUTH KOREA	990964	CEQ	7/9/1999	1999/27793			PENDING
NETHERLANDS	011662	DCA	7/2/1999	99 112 686.3	3/13/2002	0 970 648	ISSUED
UNITED STATES	981002	NEW	7/10/1998	60/092,386			EXPIRED
UNITED STATES	981626	FCA	2/18/1999	09/252,583	8/29/2000	6,109,504	ISSUED

1

COUNTRY	REFERENCE#	TYP	FILED	SERIAL#	ISSUED	PATENT	STATUS

“Titanium Clad Cookware”
Inventor: Groll, William A.
UNITED STATES	930033	NEW	10/19/1993	08/139,213			DESTROYED

“Multiple Member Clad Metal Products and Methods of Making the Same”
AUSTRALIA	75467-FBZ	CEQ	10/15/1975	85,729/75	12/18/1978	495,547	EXPIRED

“Multiple Member Clad Metal Products and Methods of Making the Same”
CANADA	78640-FBZ	CEQ	10/13/1978	313,432	6/15/1982	1,125,629	EXPIRED

“Clad Metal Product of CU, AL and Stainless Steel”
FRANCE	78291-FBZ	CEQ			6/18/1984	7,814,471	DESTROYED

“Multiple Member Clad Metal Products and, etc.”
UNITED KINGDOM	75466-FBZ	NEW			8/17/1977	1,488,984	ABANDONED

“Multiple Member Clad Metal Products and, etc.”
BELGIUM	75486-FBZ	NEW			11/28/1975	835,419	ABANDONED

“Clad Metal Product of CU, AL and Stainless”
AUSTRALIA	78284-FBZ	NEW			3/4/1983	524,805	ABANDONED

“Clad Metal Product of CU, AL and Stainless”
BELGIUM	78286-FBZ	NEW			8/14/1978	869,161	ABANDONED

“Clad Metal Product of CU, AL and Stainless”
SWITZERLAND	78290-FBZ	NEW			6/15/1981	623,511	ABANDONED

“Multiple Member Clad Metal Products, etc.”
UNITED KINGDOM	78641-FBZ	NEW			2/3/1982	2,011,809	ABANDONED

“Multiple Member Clad Metal Products and etc.”
BELGIUM	78643-FBZ	NEW			1/31/1979	873,322	ABANDONED

“Member Clad Metal Products and Method of”
SWITZERLAND	78646-FBZ	NEW			4/30/1982	629,421	ABANDONED

“Multiple Member Clad Metal Products and, etc.”
FRANCE	78647-FBZ	NEW			9/10/1984	7,831,916	ABANDONED

“Clad Metal Products &”
ITALY	78648-FBZ	NEW			10/12/1988	1,195,069	ABANDONED

“Multiple Member Clad Metal Products and, etc.”
NORWAY	79069-FBZ	NEW			7/8/1987	1,55,999	ABANDONED

“Clad Metal Products, etc.”
GERMANY	84680-FBZ	NEW			3/22/1990	P2560625.1	ABANDONED

“Fabricated From Composite of Copper, Aluminum, etc.”
Inventor: Ulam, John B.
UNITED STATES	86514-FBZ	NEW			1/25/1977	4,004,892	EXPIRED

“Multiple Member Clad Metal Products, etc.”
SWITZERLAND	75485-FBZ	NEW			12/29/1978	607,555	EXPIRED

2

COUNTRY	REFERENCE#	TYP	FILED	SERIAL#	ISSUED	PATENT	STATUS

“Handle for Cookware”
Inventor: Groll, William A.
GERMANY	001511	CEQ	8/10/2000	400 07 894.5	9/10/2000	400 07 894	ISSUED
UNITED KINGDOM	001515	CEQ	8/10/2000	2094858	2/10/2000	2094858	ISSUED
SOUTH KOREA	001513	CEQ	8/10/2000	2000-20905	9/5/2001	283301	ISSUED
TAIWAN	001514	CEQ	8/10/2000	89305431	12/11/2001	077748	ISSUED
UNITED STATES	991946	NEW	2/10/2000	29/118,509			DESTROYED
UNITED STATES	002144	CON	12/15/2000	29/134,181	4/17/2001	D440,463	ISSUED

“Cryogenic Treatment of Cookware and Bakeware”
Inventor: Groll, William A.
UNITED STATES	001581	NEW	8/24/2000	60/227,701			EXPIRED
UNITED STATES	011416	FCA	8/24/2001	09/939,301	4/8/2003	6,544,669	ISSUED

“Cooking Vessel”
Inventor: Groll, William A.
UNITED STATES	010269	NEW	7/26/2001	29/145,657	5/27/2003	D474,936	ISSUED

“Bonded Metal Components Having Uniform Thermal Conductivity Characteristics”
Inventor: Groll, William A.
UNITED STATES	011570	NEW	6/28/2002	60/392,312			EXPIRED
UNITED STATES	030481	OTH	6/27/2003	10/608,898			PENDING
WIPO	031526	CEQ	8/13/2003	PCT/US03/25400			PENDING

“Multi-Layer Composite Cookware for Heating To A Specific Temperature Range”
Inventor: Groll, William A.
UNITED STATES	011642	NEW					DESTROYED

“Vessel with Self-Regulating Inductor”
Inventor: Groll, William A.
UNITED STATES	012152	NEW	12/14/2001	60/340,670			DESTROYED
WIPO	022158	OTH	12/13/2002	PCT/US02/40021			PUBLISHED

“Composite Cookware Having Ceramic Coated Aluminum Edges”
Inventor: Groll, William A.
UNITED STATES	020652	NEW	3/19/2003	60/455,759			EXPIRED
UNITED STATES	043762	FCA	3/19/2004	10/804,813			PENDING
WIPO	043763	CEQ	3/19/2004	PCT/US2004/008728			PENDING

“Food Warming Apparatus with Self-Regulating Inductor”
Inventor: Groll, William A.
UNITED STATES	020838	NEW	4/26/2002	60/375,648			EXPIRED

“Method of Manufacturing Stainless Steel Components for Induction Cookware and the Like”
Inventors: Groll, William A.; Boyle, Douglas
UNITED STATES	021132	NEW	6/20/2002	60/390,280			EXPIRED

“Induction Cookware Having a Decorative Outer Surface”
Inventors: Groll, William A.
UNITED STATES	021276	NEW	6/28/2002	60/392,508			EXPIRED
UNITED STATES	030447	FCA	6/27/2003	10/607,854			PENDING

“Griddle Plate Having a Vacuum Bonded Cook Surface”
Inventors: Groll, William A.
UNITED STATES	021485	NEW	10/10/2003	60/510,278			PENDING

“Composite Cookware Having Decorative Outer Surface and Improved Induction Heating Characteristics”
Inventors: Groll, William A.
UNITED STATES	021486	NEW	9/19/2002	60/412,323			EXPIRED

3

COUNTRY	REFERENCE#	TYP	FILED	SERIAL#	ISSUED	PATENT	STATUS

“Copper Clad Aluminum Core Composite Material and Method of Making Same”
Inventors: Groll, William A.; Milnthorp, John
UNITED STATES	022118	NEW	11/19/2002	60/427,460			EXPIRED
UNITED STATES	032289	FCA	11/19/2003	10/717,301			PENDING

“Bakeware Having a Textured Surface”
Inventors: Groll, William A.
UNITED STATES	030011	NEW	1/30/2003	60/443,624			EXPIRED
UNITED STATES	030203	OTH	2/27/2003	29/176,767	5/25/2004	D490,268	ISSUED
UNITED STATES	030204	OTH	2/27/2003	29/176,765	5/11/2004	D489,567	ISSUED
UNITED STATES	030205	OTH	2/27/2003	29/176,766	5/11/2004	D489,568	ISSUED
UNITED STATES	030206	OTH	2/27/2003	29/176,768			PENDING
UNITED STATES	030207	OTH	2/27/2003	29/176,772			PENDING
UNITED STATES	032119	FCA	11/13/2003	10/712,941			PENDING

“Method of Bonding Aluminum and Stainless Steel for Truck Bumpers and the Like”
Inventors: Groll, William A.
UNITED STATES	030580	NEW					PROPOSED

“Composite Metal Construction and Method of Making, Suitable for Lightweight Cookware and a Food Warming
Inventors: Groll, William A.
UNITED STATES	031051	NEW	1/15/2004	60/536,940			PENDING

“Non-Stick Cook Surface”
Inventors: Groll, William A.
UNITED STATES	031324	NEW	3/19/2004	10/804,561			PENDING

“Method for Making Knife Blades and the Product Made Therefrom”
Inventors: Groll, William A.
UNITED STATES	031886	NEW					PROPOSED

“Method of Bonding Dissimilar Metals for Constructing Heat Exchanger Fins”
Inventors: Groll, William A.; Milnthorp, John
UNITED STATES	032118	NEW					PROPOSED

“Electric Warning Tray”
Inventors: Groll, William A.
UNITED STATES	044221	NEW					PROPOSED

		END OF REPORT			TOTAL ITEMS SELECTED		99

4

Clad Metals LLC

Trademark Report by Mark	Printed: 5/19/2004

COUNTRY	REFERENCE#	FILED	APPL#	REGDT	REG#	STATUS	CLASSES

ALL-CLAD
ARGENTINA	000828	2/25/1999	2204535	4/28/2000	1,791,382	REGISTERE	21

21 -

AUSTRALIA	000829	2/25/1999	786737	2/25/1999	786737	REGISTERE	21

21 - Household or kitchen utensils and containers in this class; cookware, including fry pans, saucepans, sauciers, tapered pans for concentrating liquids, sauté pans, stockpots, casseroles, pasta cooking pots and colander inserts, brasier pans, roaster pans, stirfry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids for all of the above; glassware, porcelain and earthenware in this class.

BRAZIL	000830	4/14/1999	821561570	10/15/2002	821561570	REGISTERE	21

21 - Cookware, namely, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, sauté pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids for all the above, teakettles, grille pans, griddle plates, mixing bowls, kitchen tools, namely, slotted and solid cooking spoons, ladles, spatulas, whisks and skimmers, and bakeware, namely, loaf pans, cake pans, roll pans and cookie sheets.

CANADA	990176	2/2/1999	1,003,785	3/21/2002	559601	REGISTERE	01,02,03

21 -01 - Cookware, namely, fry pans, sauce pans, sauciers, tapered pans, sauté pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts and lids for all of the above.

02 - Cookware, namely, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, sauté pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts and lids for all of the above.

	03 - Griddle pans.

CHILE	000831	5/14/1999	449015	11/15/1999	552990	REGISTERE	21

21 -

CHINA	000832	4/2/1999	9900032527	9/14/2000	1443873	REGISTERE	21

21 - Cookware, namely, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, sauté pans, stock pots, casseroles, pasta cooking pots, colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts, steamer inserts, lids for all of the above.

COLOMBIA	000833	5/27/1999	99032815	1/31/2000	223,637	REGISTERE	21

	21 -

EUROPEAN UNION	990147	1/28/1999	1,057,686	2/21/2000	001057686	REGISTERE	21

	21 -

HONG KONG	000834	2/25/1999	9902262	2/19/2001	B1944/2001	REGISTERE	21

21 - Household or kitchen utensils and containers (not of precious metal or coated therewith); cookware, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, sauté pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts; lids for all of the aforesaid goods.

INDIA	000835	2/26/1999	843033	PENDING	21

21 -

INDONESIA	000836	3/1/1999	D99-2875	9/8/2000	453024	REGISTERE	21

21 - Cookware, namely, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, sauté pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids for all of the above.

JAPAN	000837	2/24/1999	15730/1999	1/21/2000	4353701	REGISTERE	21

MEXICO	990177	2/2/1999	362,361	2/2/1999	622686	REGISTERE	21

21 - Cookware, namely, griddle plates, fry pans, sauce pans, saucers, tapered pans for concentrated liquids, saute pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts and lids.

NEW ZEALAND	000839	2/25/1999	305709	2/25/1999	305709	REGISTERE	21

21 -

NORWAY	000840	7/22/1999	198567			REGISTERE	21

21 -

1

COUNTRY	REFERENCE#	FILED	APPL#	REGDT	REG#	STATUS	CLASSES

SINGAPORE	011787	11/21/2001	T01/18008B	11/21/2001	T01/18008B	REGISTERE	21

21 - Cookware, namely, griddle plates, fry pans, sauce pans, sauciere, tapered pans for concentrated liquids, saute pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts and lids.

SOUTH AFRICA	000841	3/23/1999	099/04629	3/23/1999	1999/04629	REGISTERE	21

21 - Household or kitchen utensils and containers (not of precious metal or coated therewith); combs and sponges; brushes (except paint brushes); brush-making materials, articles for cleaning purposes; steelwool; unworked or semi-worked glass (except glass used in building); glassware, porcelain and earthenware not included in other classes.

SOUTH KOREA	000838	3/19/1999	8615/99			ABANDONED	21

21 -

SWITZERLAND	000842			2/24/1999	463519	REGISTERE	21

21 -

TAIWAN	000843	2/25/1999	88007607	4/16/2000	889810	REGISTERE	21

21 - Fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids for all of the above.

THAILAND	000844	4/29/1999	386195			ABANDONED	21

21 -

UNITED KINGDOM	990146	1/29/1999	2187420	1/29/1999	2187420	REGISTERE	21

21 - Cookware, namely, griddle plates, fry pans, sauce pans, sauciers, tapered pans for concentrated liquids, sauté pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids.

UNITED STATES	971198	8/29/1997	75/349,372	2/16/1999	2,223,859	REGISTERE	21

21 - Cookware, namely, fry pans, sauce pans, sauciers, windsor pans, saute pans, stock pots, casseroles, pasta cooking pots and colander inserts, brasier pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids for all of the above

UNITED STATES	991157	9/15/1999	75/799,871	6/25/2002	2,585,922	REGISTERE	21

21 - Bakeware and kitchen Tools

VENEZUELA	000845	3/18/1999	4407/99	7/7/2000	n/a	REGISTERE	21

21 -

ALL-CLAD Logo
UNITED STATES	020853	12/9/2002	76/472,922	2/3/2004	2,810,088	REGISTERE	08,09,20
							21
08 - tongs and forks
09 - measuring cups
20 - hanging racks

21 - bakeware and cookware, namely fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans, stock pots, casseroles, pasta cooking pots and colander inserts, grille pans, griddle pans, brasier pans, roaster pans, rack inserts for roster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, and lids for all of the above, tea kettles, mixing bowls, cloanders, double boiler inserts and steamers inserts and cookware kitchen ware tools, namely slotted and solid cooking spoons, ladles, spatulas, whisks, gravy sauce and grease skimmers, turners and tool caddys

ALL-CLAD LTD (Stylized)
UNITED STATES	030572	4/17/2003	76/512,425			PENDING	21

21 - cookware, namely, frying pans, sauce pans sauciers, tapered pans for concentrating liquids, casseroles, saute pans, stock pots, pasta cooking pots, and colander inserts, butter warmers, roasting pans, braiser pans, stir fry pans, chef’s pans, paella, omelette pans, au gratin pans, steamer and double boiler inserts, grill pans, and lids for all of the above.

ALL-CLAD METALCRAFTERS INC.
UNITED STATES	971197	8/29/1997	75/348,992	2/9/1999	2,222,428	REGISTERE	21

21 - Cookware, namely, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter watmers, double boiler inserts and steamer inserts, and lids for all of the above

2

COUNTRY	REFERENCE#	FILED	APPL#	REGDT	REG#	STATUS	CLASSES

COP*R*CORE
UNITED STATES	990144	2/16/1999	75/640,639			ABANDONED	021

021 - Cookware, namely fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans, stock pots, casseroles, pasta cooking pots and colander inserts, brazier pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids for all of the above, and griddle plates

COPPER CORE
UNITED STATES	990145	2/16/1999	75/640,638			DESTROYED	021

021 - Cookware, namely fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans, stock pans, casseroles, pasta cooking pots and colander inserts, brazier pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelete pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids for all of the above, and griddle plates

COPPERCORE
UNITED STATES	000720	4/25/2000	76/033,623			ABANDONED	21

21 - Cookware, namely fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans, stock pots, casseroles, pasta cooking pots, and colander inserts, brazier pans, roaster pans, stir fry pans, butter warmers, double boiler inserts and steamer inserts, and lids for all of the above, and griddle plates.

COPPER-CORE
UNITED STATES	000719	4/25/2000	76/033,675	6/24/2003	2,730,862	REGISTERE	21

21 - Cookware, namely fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans, stock pots, casseroles, pasta cooking pots, and colander inserts, brazier pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, and lids for all of the above, and griddle plates.

COP-R-CHEF
UNITED STATES	75480-FBZ			9/27/1977	1,074,054	REGISTERE

DURANEL
UNITED STATES	980644	9/28/1989	73/828,079	4/24/1990	1,592,742	REGISTERE	6

6 -

FIRELITE BY ALL-CLAD
UNITED STATES	043775	3/22/2004	78/388,434			PENDING	21

21 - Cookware, particularly cookware for hikers and campers

GOLD STANDARD
UNITED STATES	991158	9/15/1999	75/799,861			ALLOWED	21

21 - Cookware, Bakeware, and Kitchen Tools

UNITED STATES	021839	9/30/2002	78/169,262	8/5/2003	2,747,390	REGISTERE	21

21 - A digital photograph showing the mark on a container carrying applicant’s bakeware products

INDUCT-A-CORE
UNITED STATES	91110	2/12/1985	521,994	2/18/1986	1,383,002	REGISTERE	6

6 - Composite metals for use in the further manufacture of finished goods

LEGEND
UNITED STATES	991180	8/19/1999	75/779,404			ALLOWED	21

21 - Cookware, Bakeware and Kitchen Tools

LTD
UNITED STATES	990709	6/7/1999	75/723,357			ABANDONED

MASTERCHEF
UNITED STATES	990710	6/3/1996	75/113,431	6/24/1997	2,073,725	REGISTERE	21

21 -

3

COUNTRY	REFERENCE#	FILED	APPL#	REGDT	REG#	STATUS	CLASSES

PRO-CLAD
AUSTRALIA	001522					ABANDONED

EUROPEAN UNION	000851	3/8/1999	1098193	7/20/2000	001098193	REGISTERE	21

21 - Cookware and bakeware, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, sauté pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, lids for all of the above, cookware and kitchenware utensils and tools.

UNITED STATES	000850	2/12/1999	75/641,648			ABANDONED	08,09,20
							21
08 -
09 -
20 -
21 -

UNITED STATES	030537	4/2/2003	78/232,836	PENDING	21

21 - bakeware and cookware, namely fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans stock pots, casseroles, pasta cooking pots and colender inserts, grille pans, griddle pans, braiser pans,  roaster pans, rack inserts for roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, augratin pans, butter warmers and lids for all of the above, tea kettles, mixing bowls, colanders, double boiler inserts and steamer inserts, and cookware and kitchen ware tools, namely, slotted and solid cooking spoons, ladles, spatulas, whisks, gravy, sauce and grease skimmers, turners, tool caddys, tongs, forks, measuring cups and hanging racks.

ROTI PAN
UNITED STATES	960797	8/15/1996	75/150,247	7/15/1997	2,079,278	REGISTERE	21

21 - Cookware, namely, metal roasting pans made from aluminum stainless steel

S DESIGN
CANADA	000847	5/18/1999	1,015,592	1/30/2002	TMA557,123	REGISTERE	21

21 - Cookware, namely, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, sauté pans, stock pots, casseroles, pasta cooking pots and colander inserts, braiser pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts, lids for all of the above; cookware and kitchen tools.

EUROPEAN UNION	000848	3/30/1999	1129147	7/21/2000	001129147	REGISTERE	21

21 - Household or kitchen utensils and containers (not of precious metal or coated therewith); cookware and bakeware, namely, fry pans, sauce pans, sauciers, tapered pans for concentrating liquids, saute pans, stock pots, casseroles, pasta cooking pots and colander inserts, brasier pans, roaster pans, stir fry pans, chef’s pans, paella pans, omelette pans, au gratin pans, butter warmers, double boiler inserts and steamer inserts; combs and sponges, brushes (except paint brushes); brush-making materials; articles for cleaning purposes; steelwool; unworked or semi-worked glass (except glass used in building); glassware, porcelain and earthenware not included in other classes; parts and fittings for all the aforegoing.

MEXICO	000849	4/14/1999	371198	4/14/1999	619923	REGISTERE	21

21 -

UNITED STATES	000846	4/6/1999	75/674,778	1/23/2001	2,422,746	REGISTERE	08,09,20
							21
08 -
09 -
20 -
21 -

		END OF REPORT			TOTAL ITEMS SELECTED		50

4

Schedule 3.11

Outstanding Capital Stock

See attached listing.

SHARE SUMMARY

COMPANY	Authorized Shares		Issued Shares		Per Value $’s		Shareholder	%age Ownership
All-Clad USA Inc. 1105 North Market Street Suite 1142 Wilmington, DE 19801	200,000		100,000		1.00		Ballygunner Holdings	100

Waterford Wedgwood Acquisition (DE) Corp. 1105 North Market Street Suite 1142 Wilmington, DE 19801	3,000		1,000		0.01		All-Clad USA, Inc. (formerly Killbarry Partners)	100

All-Clad Holdings, Inc. 424 Morganza Road Canonsburg, PA 18042	50,000,000		6,250,000		0.01		Waterford Wedgwood Acquisition (DE) Corp.	100

All-Clad Export, Inc. RR #2 Canonsburg, PA 18042	3,000		1,000		1.00		All-Clad Holdings, Inc.	100

Clad Metals LLC 424 Morganza Road Canonsburg, PA 18042	N/A	(1)	N/A	(1)	N/A	(1)	All-Clad Holdings, Inc.	100

All-Clad Metalcrafters LLC 424 Morganza Road Canonsburg, PA 18042	N/A	(1)	N/A	(1)	N/A	(1)	Clad Metals LLC	100

Clad Holdings Corp. 1105 North Market Street Suite 1142 Wilmington, DE 19801	1,000		100		1.00		All-Clad Metalcrafters LLC	100

(1)          – Single Member Limited Liability Company.  No capital shares authorized or issued.  Single Member Certificates held by respective 100% owners.

Schedule 3.14

Compliance with Laws

See Schedule 3.16.

Schedule 3.15

No Breach

Shareholder consent of Waterford is required to consummate the transactions contemplated by this Agreement.

The transactions contemplated by this Agreement may require a filing under the HSR Act.

Schedule 3.16

Litigation

Per a letter from our outside attorney to our auditor dated April 26, 2004, Webb Ziensenheim Logsdon Orkin & Hanson, P.C. (Pittsburgh PA), the firm is currently representing Clad Metals LLC in Clad Metals LLC, Plaintiff v. Costco Wholesale Corporation and Meyer Corporation U.S., Defendants in Civil Action No. 04-0349 filed March 8, 2004 in the Western District of Pennsylvania for infringement of United States Design Patent No. D-474,436, false designation of origin and unfair competition and common law unfair competition.

Per a letter from our outside attorney to our auditor dated April 28, 2004, ReedSmith LLP (Pittsburgh PA) is currently representing All-Clad Metalcrafters LLC in Civil Action No. 04 0064 (W.D. Pa.) for Richard E. Howard v. All Clad Metalcrafters.  This is a claim of monetary damages from racial harassment by a current employee.  The matter is currently in discovery.

Schedule 3.17

Material and Affiliated Contracts

Emeril Lagasse Cookware, Bakeware, and Cooking Tools letter agreement between All-Clad and Emeril Lagasse dated September 28, 1999 (as amended February 22, 2002 by amendment between All-Clad and Emeril’s Food of Love Productions, LLC f/b/o Emeril Lagasse)

Emeril Lagasse Small Electrics Cooking Appliances letter agreement dated February 22, 2002 between All-Clad and Emeril’s Food of Love Productions LLC

Trademark License Agreement dated June 12, 2003 between All-Clad Metalcrafters and Maytag Corporation

Underwriting Agreement between All-Clad Metalcrafters Inc. and Ming East-West, LLC dated April 3, 2003

License Agreement dated October 1, 2002 between All Clad Metalcrafters LLC and Clad Holdings Corp

Employment Agreement, dated June 15, 2000 between Peter Cameron and All-Clad Holdings, Inc.

Employment Agreement dated January 1, 2004 between Frank Johnston and Holdings

Employment Agreement dated January 1, 2004 between Catherine Fischer and Holdings

Warehouse Lease Agreement (see Schedule 3.6) dated May 1, 2003 among Larry Myer, Richard Myer, Alan Myer and All-Clad Metalcrafters, LLC

Workers Compensation & Employers Liability Policy effective January 1, 2004 issued by Commerce and Industry Insurance Company, policy #wc359-27-6

Summary of renewal of AON Medical Insurance Policy for medical loss and dental prepared for All-Clad Metalcrafters Inc.

Letter Agreement dated August 1, 2002 by and between Reunion Communications Corp (d/b/a A La Carte Communications) and All-Clad Metalcrafters LLC (re: Michael Chiarello’s Napa)

Letter Agreement dated August 1, 2002 by and between Reunion Communications Corp (d/b/a A La Carte Communications) and All-Clad Metalcrafters LLC (re: Julia Child & Jacques Pepin)

Schedule 3.18

Licenses and Permits

None.

Schedule 3.19

Labor Matters

List of collective bargaining agreements:

Clad Metals LLC, All-Clad Metalcrafters LLC, and United Steelworkers of America Local Union 3403 – March 1, 2004 to February 29, 2008 Union Agreement

List of all material non-compliance with labor laws:

None.

List of any labor disputes or grievances:

All-Clad is currently evaluating a grievance from an employee from Local Union #3403 of the United Steelworkers of America, which All-Clad believes is not material in nature.  All-Clad has provided details of such grievance to Buyer.

Schedule 3.21

Tax Matters

None.

Schedule 3.22

Environmental Matters

None.

Schedule 3.24

Insurance

List of all insurance policies:

Boiler & Machinery Renewal Policy

Workers Compensation & Employer’s Liability Policy

Automobile Liability & Physical Damage Policy

Umbrella Policy

Directors and Officers Insurance Policy

Marine Insurance Policy

Fidelity Insurance Policy

Medical Insurance Policy

Disability Insurance Policy

Life Insurance Policy – all salaried employees

Life Insurance Policy – 2 executives with term policies

Catastrophic Stop Loss Policy

Dental Insurance Policy

Management is not aware of any instances where policies will be allowed to lapse prior to closing.

Schedule 3.25(a)

Employee Benefit Plans

United Steelworkers of America (USWA) Savings Program – Salaried Employees of All-Clad Metalcrafters, Inc. and Clad Metals, Inc. 401(k) Savings Plan

United Steelworkers of America (USWA) Savings Program –Employees of All-Clad Metalcrafters, Inc. and Clad Metals, Inc. 401(k) Savings Plan

See insurance policies covering employees set forth on Schedule 3.24.

Schedule 3.25(b)

Employee Benefit Plans or ERISA Regs.

All-Clad is currently preparing the necessary IRS forms 5500 with respect to its medical plan.

Schedule 3.25(d)

Death Benefits or Health Care Coverage

None.